EXHIBIT 11

            COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES
            --------------------------------------------------

             SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE


                                            Years Ended March 31
                                      2003          2002          2001
                                      ----          ----          ----

BASIC
-----

Net income (loss) for
primary income per common
share                         $    (35,886)  $   (43,171)  $   129,790
                              =============  ============  ===========

Weighted average number of
common shares outstanding
during the year - basic         18,907,958    16,349,170    14,174,662
                               ============  ============  ===========

Income (loss) per common
share - basic                 $     (.0019)  $    (.0026)  $     .0092
                              =============  ============  ===========

DILUTED
-------

Net income (loss) for basic
and diluted income per
common share                  $    (35,886)  $   (43,171)  $   129,790
                              =============  ============  ===========

Weighted average number of
common shares used in
calculating income per
common share                    18,907,958    16,349,170    14,174,662


Add incremental shares
representing: Shares
issuable upon exercise of
stock options                      960,000       670,000       920,000
                               ------------  ------------   -----------

Weighted average number of
shares used in calculation
of fully diluted income per
share                           19,867,958    17,109,170    15,094,662
                               ============  ============  ===========

Fully diluted income (loss)
per common share              $     (.0018)  $    (.0025)  $     .0086
                              =============  ============  ===========